UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2014

CBIZ, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32961	22-2769024
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6050 Oak Tree Boulevard, South, Suite 500 Cleveland, Ohio	44131
(Address of principal executive offices)	(Zip Code)

216-447-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Executive Succession Plan Announcement

On October 29, 2014, Steven L. Gerard, the Chairman of the Board and Chief Executive Officer of CBIZ, Inc. (the “Company”), in accordance with the Company’s succession plan, announced his intention to retire as the Chief Executive Officer in March 2016, following the filing of the Company’s Form 10-K for the year ending December 31, 2015. Following his retirement from the Chief Executive Officer position, Mr. Gerard will remain a member of the Board of Directors and continue in his role as the Board’s Chairman. In connection with Mr. Gerard’s planned retirement, the Company’s Board of Directors has indicated its intention to appoint Jerome P. Grisko, Jr., currently President and Chief Operating Officer of the Company, to the post of Chief Executive Officer as Mr. Gerard’s successor. The Board anticipates that Mr. Grisko will retain his current role as President of the Company.

Mr. Grisko, 53, has served as the Company’s President and Chief Operating Officer since February of 2000. Mr. Grisko joined CBIZ as Vice President, Mergers & Acquisitions in September 1998 and was promoted to Senior Vice President, Mergers & Acquisitions and Legal Affairs in December of 1998.

As of the date of this Current Report on Form 8-K, neither Mr. Gerard nor Mr. Grisko, nor their respective family members, is a party, either directly or indirectly, to any transaction that would be required to be reported under Item 404(a) of Regulation S-K. No amendment of Mr. Grisko’s contract or other compensation arrangements has occurred in connection with the announcement of this succession plan.

Item 8.01	Other Matters

On October 29, 2014, the Company issued a press release announcing Mr. Gerard’s planned retirement as Chief Executive Officer and the designation of Mr. Grisko as his successor. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference in its entirety.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release of CBIZ, Inc. dated October 29, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 4, 2014	CBIZ, INC.

	By:	/s/ Michael W. Gleespen
	Name:	Michael W. Gleespen
	Title:	Corporate Secretary